Exhibit 2.2


                               AMENDMENT NO. 1 TO
                            SHARE PURCHASE AGREEMENT


           This Amendment Agreement dated as of December 19, 2005 (this "Amendment") is entered into by and among Agrium Inc., a corporation incorporated under the Canada Business Corporations Act ("Agrium"), United Industries Corporation, a Delaware corporation ("United"), and Nu-Gro Holding Company, L.P., an Ontario limited partnership ("Nu-Gro Holding"), all of whom are parties to the Share Purchase Agreement dated November 22, 2005 (the "Share Purchase Agreement"). For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties each hereby agree as follows:

1.   Amendment.

     (a) Amendment to the Background Statement. The Background Statement of the Share Purchase Agreement is hereby amended by deleting the words "Spectrum Brands Lawn & Garden Canada L.P., a newly formed Affiliate of the Sellers ("Spectrum L&G Canada") all of the assets, and Spectrum L&G Canada" at the end of the first page and replacing such deleted words with "Rayovac Canada, Inc., an Affiliate of Nu-Gro Corp. and also a wholly owned subsidiary of Spectrum Brands, Inc. ("Rayovac Canada") all of the assets, and Rayovac Canada;" so that as amended such final sentences of the background statement read as follows:

           Prior to the Closing, the Companies and the Subsidiaries shall transfer to Rayovac Canada, Inc., an affiliate of Nu-Gro and also a wholly owned subsidiary of Spectrum Brands, Inc. ("Rayovac Canada") all of the assets, and Rayovac Canada shall assume all of the liabilities, of the Companies and the Subsidiaries that are primarily related to the Consumer Products Business, as more particularly described in Section 4.4.

     (b) Amendment to Section 4.4(a) [Transfer of Consumer Assets and Liabilities of Consumer Products Businesses: Indemnification.]. Section 4.4(a) of the Share Purchase Agreement is hereby amended by deleting the two references to "Spectrum L&G Canada" and replacing such deleted words with "Rayovac Canada;" so that as amended Section 4.4(a) reads in its entirety as follows:

           Transfer. Prior to the Closing, the Sellers shall cause the Companies and the Subsidiaries to transfer to Rayovac Canada all of the assets and employees of the Companies and the Subsidiaries that are primarily related to the facilities of the Consumer Products Business described generally on Exhibit C (the "Consumer Products Facilities"), and the Sellers shall cause Rayovac Canada to assume all of the liabilities primarily related to such assets and employees, through a series of transactions as described in more detail on Exhibit D.

     (c) Amendment to Section 4.4(h) [Indemnification]. Section 4.4(b) of the Share Purchase Agreement is hereby amended by deleting the two references to "Spectrum L&G Canada" and replacing such deleted words with "Rayovac Canada;" so that as amended Section 4.4(b) reads in its entirety as follows:

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           Indemnification. From and after the Closing, (i) United shall defend, indemnify and hold harmless Purchaser and its Affiliates, including the Companies and the Subsidiaries, from and against any and all costs, Liabilities (including those assumed by Rayovac Canada pursuant to Section 4.4(a)), losses, judgments, damages, Taxes, fines, penalties and expenses arising out of the operation or transfer of the Consumer Products Facilities; and (ii) Purchaser shall defend, indemnify and hold harmless United and its Affiliates, including Rayovac Canada, from and against any and all costs, Liabilities, losses, judgments, damages, Taxes, fines, penalties and expenses arising out of the operation of the facilities of the Companies and the Subsidiaries other than the Consumer Products Facilities; provided, however, that neither United nor Purchaser shall be liable in any event under this Section 4.4(b) for lost profits or consequential, punitive, special, or incidental damages.

     (d) Amendment to Section 4.14(i) [Noncompetition and No Interference by Sellers. Tax Elections.]. Section 4.14(i) of the Share Purchase Agreement is hereby amended by deleting the words "Spectrum L&G Canada" in the sixth sentence of Section 4.14(i) and replacing such deleted words with "Rayovac Canada;" so that as amended Section 4.14(i) reads in its entirety as follows:

           Tax Elections. Purchaser and the Sellers will elect in prescribed form to apply paragraph 56.4(3)(c) as proposed in clause 24.1(1) of the July 18, 2005 draft technical amendments to the Income Tax Act (Canada) (the "Draft Technical Amendments") in respect of this Agreement. Each of Purchaser and the Sellers shall make such election in a manner consistent with this Agreement and shall include a copy of the prescribed form in its income tax return for its taxation year that includes the day on which this Agreement is entered into and such return will be filed on or before the applicable filing due date for that year. If a prescribed form is not available at that time, then the election shall be made in a manner acceptable to the Canada Revenue Agency. If any relevant provincial taxing authority proposes or enacts a similar provision, then Purchaser and the Sellers shall make such similar provincial election. While no portion of the Purchase Price is allocated to the non-competition and other covenants of the Sellers in Section 4.14, if any portion of the Purchase Price is determined by the Canada Revenue Agency to be in respect of a "restrictive covenant" as that term is defined in the Draft Technical Amendments, and the Sellers accept such determination or such determination is accepted by a court of competent jurisdiction and the Sellers do not appeal such judgment, then the full amount of such portion shall be subject to the paragraph 56.4(3)(c) election and Purchaser and the Sellers will take all necessary steps to amend or revise such election accordingly. Nu-Gro Corp., Nu-Gro Canada and Rayovac Canada shall make and file such Tax elections, and at such elected amounts, if applicable, as determined by Nu-Gro Holding in its sole discretion, in respect of the transfer of assets and the assumption of liabilities and related transactions described in Section 4.4(a).

     (e) Amendment to Section 4.15(a) [Noncompetition and No Interference by Purchaser, Scope and Reasonableness of Restrictions.]. Section 4.15(a) of the Share Purchase Agreement is hereby amended by deleting the words "the Spectrum L&G Canada" and replacing such deleted words with "Rayovac Canada;" so that as amended Section 4.15(a) reads in its entirety as follows:

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           Scope and Reasonableness of Restrictions. Purchaser acknowledges (i)
           that prior to the Closing the Companies and certain Subsidiaries have conducted the Consumer Products Business, the assets and liabilities of which have been transferred to Rayovac Canada, (ii) that the Companies and certain Subsidiaries have conducted the Consumer Products Business throughout the Territory, (iii) that certain of the products, technology, trade secrets and confidential information related to the Consumer Products Business also relate to the Fertilizer Technology Business and the Professional Products Business, and (iv) that the Sellers would not sell the Shares without the assurance that Purchaser and its Affiliates (including, after the Closing, the Companies and the Subsidiaries) will not engage in the activities prohibited by this Section 4.15 for the periods set forth herein, and to induce the Sellers to consummate the sale of the Shares, Purchaser shall restrict its actions and those of the Affiliates throughout the Territory as provided in this Section 4.15. Purchaser acknowledges that such restrictions are reasonable in light of the business of the Companies and the Subsidiaries and the benefits of the transactions contemplated by this Agreement to Purchaser.

     (f) Amendment to Section 4.16 [Use of Names.]. Section 4.16 of the Share Purchase Agreement is hereby amended by deleting the words "Spectrum L&G Canada" in the second sentence and replacing such deleted words with "Rayovac Canada;" so that as amended Section 4.16 reads in its entirety as follows:

           Use of Names. Within five Business Days after the Closing, Nu-Gro Holding shall, and United shall cause each of its Affiliates with "Nu-Gro" in its corporate or organizational name to, amend its governing documents to change its name to eliminate "Nu-Gro" from it. The "Nu-Gro" name and certain other marks will be licensed to Rayovac Canada by Nu-Gro IP pursuant to a license agreement to be delivered at the Closing in the form of Exhibit E-1 (the "Nu-Gro License Agreement").

     (g) Amendment to Section 6.1(f) [To be Delivered by the Sellers.]. Section 6.1(f) of the Share Purchase Agreement is hereby amended by deleting the words "Spectrum L&G Canada" and replacing such deleted words with "Rayovac Canada;" so that as amended Section 6.1(f) reads in its entirety as follows:

           Supply Agreements between Rayovac Canada and Nu-Gro Corp. with respect to (i) the manufacture of finished products at the Morpac plant, in the form of Exhibit F-1, (ii) the manufacture of finished products at the Putnam plant, in the form of Exhibit F-2, and (iii) the packaging and supply of fertilizer, in the form of Exhibit F-3, and a Supply Agreement among Rayovac Canada and SCU Nitrogen, Wilson Labs, Nu-Gro IP, Nu-Gro America and Nu-Gro Tech with respect to the supply of raw materials, in the form of Exhibit F-4 (collectively, the "Supply Agreements"), each duly executed by the parties thereto other than Purchaser.

     (h) Amendment to Section 6.1(h) [To he Delivered by the Sellers.]. Section 6.1(h) of the Share Purchase Agreement is hereby amended by (i) deleting the words "Spectrum L&G Canada" in the first sentence and replacing such deleted words with "Rayovac Canada" and (ii) deleting the word "Spectrum" and replacing such deleted word with "Rayovac Canada;" so that as amended Section 6.1(h) reads in its entirety as follows:

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           The Nu-Gro License Agreement and a license agreement between Rayovac
           Canada and Nu-Gro Corp. with respect to the license by Rayovac Canada of certain other trademarks used by both the Consumer Products Business and the Professional Products Business, in the form of Exhibit E-2 (the "Rayovac Canada License Agreement" and together with the Nu-Gro License Agreement, the "License Agreements"), duly executed by the parties thereto.

2.   Exhibits.

     (a) Amendment to Exhibit D [Transfer of Consumer Products Business and Related Actions.]. Exhibit D to the Share Purchase Agreement is hereby amended by (i) deleting sections (2.) and (4.) in their entirety and changing sections (3.) to (2.), (5.) to (3.), and (6.) to (4.), (ii) deleting the word
"contributes" in new section (2.) and replacing such deleted word with "sells"
(iii) adding the words "in exchange for a note issued by Rayovac Canada" to the end of new section (3.) and (iv) deleting the words "Spectrum L&G Canada" in new section (2.) and the final paragraph and replacing such deleted words with "Rayovac Canada;" so that as amended Exhibit D reads in its entirety as follows:

          1. Nu-Gro Corp, Nu-Gro Canada and Nu-Gro IP are all amalgamated together, with the successor by amalgamation being named "Nu-Gro IP, Inc" (the "Successor Entity").

          2. The Successor Entity sells all of its assets and liabilities and employees that are primarily related to the Consumer Products Facilities to Rayovac Canada (this will include the trademarks and other intellectual property assets that are related to the Consumer Products Business, which are owned by Nu-Gro IP as of the date of this Agreement) in exchange for a note issued by Rayovac Canada.

          3. The Successor Entity dividends the promissory note to Nu-Gro
     Holding.

          4. Nu-Gro Holding sells the shares of the Successor Entity to Purchaser at the Closing.

     The Successor Entity and Rayovac Canada shall make and file such Tax elections at such amounts, if applicable, as determined by the Sellers in their sole discretion, with respect to the steps described above.

     (b) Amendment to Exhibits E-1-2 [Nu-Gro and Spectrum License Agreements.]. Exhibit E-1 to the Share Purchase Agreement is hereby amended by deleting the words "Spectrum Brands Lawn and Garden Canada, L.P, a __________ limited partnership" and replacing such words with "Rayovac Canada, Inc., a corporation incorporated under the Canada Business Corporations Act." Exhibit E-2 to the Share Purchase Agreement is hereby amended by deleting the title "Spectrum License Agreement" and replacing such deleted words with the title "Rayovac Canada License Agreement." In connection with such change in title, all references to "Spectrum Brands Lawn and Garden, L.P, a __________ limited partnership" within such license agreement are hereby deleted and such words shall be replaced with "Rayovac Canada, Inc., a corporation incorporated under the Canada Business Corporations Act."

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     (c) Amendment to Exhibits F-1-4 [Supply Agreements]. Exhibits F-1-4 to the
Share Purchase Agreement are hereby amended by (i) deleting any reference to "Spectrum Brands Lawn and Garden Canada, L.P., an Ontario limited partnership" and replacing such deleted words with "Rayovac Canada, Inc., a corporation incorporated under the Canada Business Corporations Act" and (ii) deleting any reference to "Spectrum" and replacing such deleted word with "Rayovac Canada."

3.   General Provisions.

     (a) Capitalized terms used in this Amendment have the same meaning ascribed to them in the Share Purchase Agreement, unless otherwise defined herein.

     (b) Except as provided in this Amendment, all of the provisions of the Share Purchase Agreement will remain in full force and effect. To the extent that the terms of this Amendment conflict with or are inconsistent with the terms of the Share Purchase Agreement, this Amendment will control.

     (c) This Amendment will be governed and construed in accordance with the laws of the State of New York.

     (d) The Share Purchase Agreement, as amended hereby and including its Schedules and Exhibits and the other documents and agreements entered into in connection with the Share Purchase Agreement, constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersedes any prior or contemporaneous agreements or understandings, oral or written, to the contrary.

     (e) This Amendment is binding upon and inures to the benefit of the parties and their respective successors and permitted assigns.

     (f) This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


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DULY EXECUTED and delivered by the parties as of the effective date, December
19, 2005.

Agrium Inc.                                  United Industries Corporation


By:     /s/  BRUCE G. WATERMAN               By:    /s/  ROBERT L. CAULK
   ---------------------------------            --------------------------------
Name:   Bruce G. Waterman                    Name:   Robert L. Caulk
Title:  Sr. V.P., Finance and C.F.O.         Title:  Chief Executive Officer




Agrium Inc.                                   Nu-Gro Holding Company, L.P.


By:     /s/  ANDREW K. MITTAG                By:    /s/ JAMES T. LUCKE
   ---------------------------------            --------------------------------
Name:   Andrew K. Mittag                     Name:   James T. Lucke
Title:  Sr. V.P., Corporate                  Title:  Vice President, Secretary
        Development and Strategy                     and General Counsel




                                    * * * * *


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